                                 EXHIBIT 10.22

                    Separation, Waiver and Release Agreement
                             with Peter J. Purcell
                             Dated February 5, 2002

                    SEPARATION, WAIVER AND RELEASE AGREEMENT

     This SEPARATION, WAIVER AND RELEASE AGREEMENT ("Agreement") is made by and between Peter J. Purcell ("Purcell") and Commercial Federal Bank, A Federal Savings Bank ("CFB").

     RECITALS:
     --------

     This Agreement is made with reference to the following facts and objectives:

     (a) Purcell has been employed by CFB prior to this Agreement as Executive Vice-President and Chief Information Officer;
     (b) Purcell is resigning from his employment with CFB effective at the close of business on February 5, 2002; and
     (c) The parties are entering into this Agreement in order to settle any and all existing and potential disputes that they have or may have with one another with respect to Purcell's employment and separation from employment and to release CFB and its affiliates completely from any and all claims arising therefrom.

     NOW, THEREFORE, in order to carry out the intent of the parties as set forth in the foregoing recitals, which are made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions, recitals, promises and covenants contained in this Agreement, the parties agree as follows:

1.   RESIGNATION. Purcell hereby voluntarily resigns from each employment,
     -----------
corporate office and other position he holds with Commercial Federal Corporation and with any of its subsidiary entities, including CFB, effective at 5:00 p.m. on February 5, 2002. Purcell is relieved of all authority to act on behalf of CFB after such date and time.

2.   CONSIDERATION TO PURCELL. As consideration to Purcell for the provisions of
     ------------------------
this Agreement:

     (A) CFB will pay to Purcell a cash separation allowance by continuing Purcell's base salary compensation for approximately six (6) months as described in this subparagraph 2.(A). Semi-monthly base salary continuation payment(s) will be made to Purcell by automatic payroll deposit to a checking or savings account designated by Purcell on each of CFB's regular pay days (the 15th and last days of the month), beginning February 15, 2002. Each such payment will be in the amount equivalent to Purcell's semi-monthly base salary at the rate in effect as of February 1, 2002, less applicable federal and state tax withholdings and less any amounts withheld pursuant to any other provision of this Agreement or authorized by Purcell to be withheld. The final semi-monthly salary continuation payment will be made on August 15, 2002.

         (B) CFB will continue any health and dental insurance coverage that Purcell and/or his dependents had as of February 1, 2002 under CFB's group health and dental plans, as if Purcell were to remain an active employee of CFB, through August 31, 2002. Purcell will pay to CFB -- and CFB will withhold from the payment(s) described in subparagraph 2.(A) above -- the portion of the cost of such coverages that CFB requires active employees to contribute to the cost of such coverages.

         (C) To enable Purcell to obtain job search services and assistance, CFB will pay to Purcell the sum of Nine-Thousand Dollars ($9,000.00) in a lump sum less applicable federal and state tax withholdings. This payment will be made to Purcell within fifteen (15) days after the date this Agreement becomes effective as described in paragraph 4.

         (D) If approved by the insurance company providing the insurance coverage, CFB will continue any group life insurance coverage Purcell may have under CFB's group life insurance plan -- but not coverage for any of Purcell's dependents -- until August 31, 2002.

         (E) Purcell may exercise any stock options that previously vested or previously were exercisable by him, that have not expired, within the ninety (90) calendar day period beginning February 5, 2002. Except as provided in the preceding sentence, Purcell shall have no right, title or interest in or to and may not exercise any of the options that were scheduled to vest in or first be exercisable by Purcell on date(s) later than February 5, 2002, and it is understood and agreed that any right, title and interest Purcell may have had in regard to such options is cancelled as a result of his separation from the employment of CFB.

               (1) It is understood that exercise by Purcell of options to purchase shares of stock under this subparagraph 2.(E) may result in taxable income to Purcell, and that CFB may be obligated to withhold federal and state taxes respecting that taxable income. Within ten (10) days after CFB notifies Purcell of the amount of such taxes required to be withheld, Purcell shall deliver or mail to CFB his check (or a cashier's check) in the amount of such taxes required to be withheld, payable to "Commercial Federal Bank." Purcell's check shall be delivered or mailed to such individual at CFB as CFB may direct. If Purcell fails to timely deliver or mail such check or if such check shall for any reason not be paid when presented by CFB for payment, then CFB may deduct and withhold the amount of such taxes from any payments otherwise due from CFB to Purcell under subparagraph 2.(A) of this Agreement. CFB may at its option delay delivery and issuance of shares of stock to Purcell until Purcell has paid to CFB the amount of such tax withholdings.

         (F) In lieu of any bonus that might have been awarded to Purcell in cash and restricted stock if Purcell had remained employed by CFB through the date of declaration and payment of such award, CFB will pay Purcell a cash bonus in the amount of $121,165.72, in a lump sum less applicable tax withholdings, on or before April 30, 2002. Purcell shall not otherwise be entitled to any further or additional bonus or compensation from CFB except as expressly provided in this Agreement.

         If an act required to be performed by CFB under this Paragraph 2 would be required by this Paragraph 2 to be performed prior to the effective date of this Agreement as determined under paragraph 4 of this Agreement, then such act shall be deemed to have been performed timely by CFB if performed within fourteen (14) calendar days after the effective date of this Agreement as determined under paragraph 4 of this Agreement

         Purcell acknowledges that the payment(s) and other consideration being provided to Purcell under this paragraph 2 include consideration and benefits that are in addition to anything that Purcell is already entitled to pursuant to Purcell's employment with CFB. It is understood that the payment of the separation allowance and other consideration to be provided to Purcell under this paragraph 2 constitute a voluntary, ad hoc severance arrangement, and that same shall neither create nor be evidence of any severance pay plan or employee welfare benefit plan, and that no employee or former employee of CFB or its affiliated entities, other than Purcell, shall have any rights or claims under the above described voluntary, ad hoc arrangement.

3.       OTHER BENEFITS.
         --------------

         (A) Beginning September 1, 2002, Purcell may elect to continue health and dental insurance coverage for himself and his dependents pursuant to and subject to the health care continuation provisions of "COBRA", 29
              U.S.C. (S)(S) 1161-1169. If Purcell elects to continue such coverage(s), Purcell shall be responsible during the applicable continuation period allowed by "COBRA"-- normally eighteen (18) months-- for paying 100% of the cost of such coverage(s). If Purcell elects to continue such coverage(s), Purcell shall also pay an administrative fee of two percent (2%) of the cost of such coverage(s) during the applicable continuation period. If Purcell (or any of his dependents) at any pertinent time becomes ineligible for "COBRA" continuation coverage or further continuation coverage under the provisions of CFB's plan(s) and consistent with the federal "COBRA" law, then CFB shall be excused from any further obligation to Purcell (or to the dependent(s) of Purcell thus becoming ineligible for "COBRA" continuation coverage, as the case may be) under this subparagraph 3.(A). CFB will mail to Purcell, on or about August 1, 2002, appropriate information and forms regarding election of continuation insurance coverage under the federal "COBRA" law, unless Purcell and his dependents have by that date become ineligible for "COBRA" continuation coverage under the provisions of CFB's plan(s) and consistent with the federal "COBRA" law.

         (B) CFB will pay to Purcell his accrued vacation that remains unused as of February 5, 2002, if any, less applicable state and federal tax withholdings.

         (C) All other benefits, and the continuation or cessation thereof, will be handled, addressed and administered in accordance with the terms of CFB's plans, policies and procedures in effect on February 1, 2002.

4.       RIGHT TO REVOKE AND EFFECTIVE DATE. CFB has advised Purcell that
         ----------------------------------
Purcell has the right to revoke this Agreement at any time within seven (7) days after Purcell signs this Agreement. Purcell may revoke this Agreement within the seven (7) days period by delivering - or by mailing by certified prepaid United States mail, return receipt requested - written notice of such revocation to Mr. William A. Fitzgerald, Commercial Federal Bank, 13220 California Street, Suite 300, Omaha, Nebraska 68154-5225. Unless revoked by one of such methods, this Agreement shall become effective on the eighth day following the date Purcell signs this Agreement.

5.       RELEASE. In consideration of the covenants, agreements, and recitals
         -------
contained in this Agreement, Purcell on behalf of himself and his assigns, heirs, successors and personal representatives, hereby knowingly and voluntarily releases and forever discharges CFB - and every entity affiliated with or related to CFB as a parent or subsidiary entity or by common or interrelated ownership or otherwise - and each of its and/or their respective agents, employees, officers, directors, attorneys, predecessors, successors and assigns (all of such released parties being collectively referred to hereinafter as "Released Parties"), from any and all claims, damages, demands, liabilities, attorney fees and expenses of any nature whatsoever arising out of or relating in any way to Purcell's employment with CFB and/or his separation from that employment. This release shall include and extend to, without limitation, any and all claims, demands and liabilities under, asserting or pursuant to federal, state or local laws, regulations, decisions or ordinances generally, or prohibiting employment discrimination (including Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act), or based upon any alleged tort, breach of any contract, wrongful discharge, or any other alleged wrongdoing whatsoever. This release shall be construed broadly, it being the intent of the parties to fully resolve any and all claims and potential claims of Purcell against Released Parties and any of them, other than claims arising after this Agreement is signed by Purcell.

6.       COVENANT NOT TO SUE. Purcell covenants and agrees that he will forever
         -------------------
refrain from bringing or participating as a party in any action, lawsuit, claim, or proceeding based on, arising out of, or in connection with Purcell's employment with CFB or separation therefrom, other than claims arising as a result of occurrences after this Agreement is signed by Purcell.

         Nothing herein shall preclude Purcell from seeking any unemployment compensation benefits to which he may otherwise be entitled by law.

7.       ACKNOWLEDGEMENTS AND REPRESENTATIONS OF THE PARTIES. The parties
         ---------------------------------------------------
acknowledge and represent as follows:

         (A) This Agreement constitutes a legally binding agreement by each party, enforceable in accordance with its terms.

         (B) CFB and Purcell have had ample opportunity to review this Agreement. Further, Purcell has been advised by CFB, and has had ample opportunity, to consult with an attorney of his own choosing prior to signing this Agreement regarding the terms, conditions and ramifications of this Agreement, and Purcell has in fact consulted with legal counsel of his own choosing in that regard or has elected not to do so.

         (C) CFB and Purcell are each entering into this Agreement knowingly, voluntarily, and of their own volition and neither is under any duress or undue influence.

         (D) CFB and Purcell have read and understand this Agreement. Purcell understands that, by signing this Agreement, he is
                  ----------------------------------------------------------
                  releasing and waiving all claims arising out of or relating to
                  --------------------------------------------------------------
                  his employment or separation from employment, other than
                  --------------------------------------------------------
                  claims arising after the date Purcell signs this Agreement.
                  -----------------------------------------------------------

         (E) Purcell has been advised and hereby acknowledges that he has twenty-one (21) days, which will begin to run on February 5, 2002, in which to determine whether or not to accept the terms of this Agreement and to sign this Agreement. Purcell may, if he so chooses, waive this period and sign the Agreement prior to the expiration of the 21-day period.

8.       FUTURE EMPLOYMENT AND CONFIDENTIAL INFORMATION. Purcell hereby waives
         ----------------------------------------------
any entitlement he may have or claim to have of employment by CFB. Purcell further agrees that he will not disclose, disseminate, or use any confidential information concerning CFB's employees, operations, customers, products or services (existing or contemplated), pricing policies, marketing and hiring techniques, financial information, costs, profits, sales, or other information or data of any kind, in any future employment or self-employment.

9.       COVENANT OF CONFIDENTIALITY.
         ---------------------------

         A. Except as stated in the following subparagraph, Purcell agrees, promises and covenants that he will keep the existence of this Agreement - and each of the terms of this Agreement - confidential.

         B. Purcell may disclose the existence of this Agreement and its terms as follows, and such disclosures shall not violate the covenant of confidentiality stated in the preceding subparagraph: (1) to Purcell's spouse and his attorney(s), provided that they first agree that they will not further disclose any such information inconsistently with the provisions of this subparagraph; (2) to a governmental agency having a legitimate interest in obtaining such information; (3) to Purcell's accountants, auditors or other tax advisors; (4) as required under penalty of law or legal compulsion; (5) as required or reasonably necessary to prosecute or defend any legal action or claim; (6) as necessary to comply with a subpoena or court order, or as necessitated in discovery proceedings in litigation or administrative proceedings; and (7) as reasonably necessary to implement, perform or enforce this Agreement.

10.      NO ADMISSION OF LIABILITY. This Agreement shall not be treated as an
         -------------------------
         admission of liability or of any wrongdoing by either party, and may not be offered or admitted in evidence as any such admission.

11.      ENTIRE AGREEMENT: BINDING EFFECT. This Agreement constitutes the
         ----------------
         entire agreement between the parties and shall bind and inure to the benefit of both parties and of each of the Released Parties, and their respective successors, heirs and legal representatives.

12.      SEVERABILITY. In the event a court of competent jurisdiction
         ------------
         determines that one or more of the clauses of this Agreement are unenforceable, such clause(s) shall be severed from the Agreement and the balance of the Agreement shall remain in full force and effect.

13.      APPLICABLE LAW. This Agreement is made and entered into and shall be
         --------------
         governed by and construed in accordance with the laws of the State of Nebraska.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date this Agreement is signed below by Purcell.

                                /s/ Peter J. Purcell
DATED: February 12, 2002        ------------------------------------------------
                                    Peter J. Purcell



                                    Commercial Federal Bank,
                                    A Federal Savings Bank

DATED: February  12, 2002       By: /s/ Robert J. Hutchinson
                                   ---------------------------------------------

                                    Title: President and Chief Operating Officer
                                          --------------------------------------